Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS

FISCAL 2023 THIRD QUARTER RESULTS

Spin-off of Traditional Live Entertainment Business Completed in April

Sale of Majority Interest in Tao Group Hospitality Completed Earlier this Month

Sphere in Las Vegas on Track to Open in September 2023

NEW YORK, N.Y., May 10, 2023 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the fiscal third quarter ended March 31, 2023.

On April 20, 2023, the Company completed the spin-off of its traditional live entertainment business. As a result of the timing of the spin-off, the Company’s fiscal 2023 third quarter consolidated results include the financial results of the traditional live entertainment business.

In addition, on May 3, 2023, the Company completed the sale of its 66.9% majority interest in Tao Group Hospitality. As a result, Tao Group Hospitality’s results are reported as discontinued operations for all periods presented.

For the fiscal 2023 third quarter, the Company reported revenues of $363.3 million, an increase of $10.8 million, or 3%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $70.3 million, a decrease of $71.1 million, and adjusted operating income of $19.4 million, a decrease of $19.0 million, both as compared to the prior year period.(1)

Executive Chairman and CEO James L. Dolan said, “With the completion of the spin-off of our traditional live entertainment business and the sale of our interest in Tao Group Hospitality, our Company has enhanced flexibility to execute its business strategy. As we approach the opening of Sphere in Las Vegas, we remain confident that this next chapter for our Company will drive long-term shareholder value.”

Segment Results for the Three and Nine Months Ended March 31, 2023 and 2022:

	Three Months Ended				Nine Months Ended
	March 31,		Change		March 31,		Change
$ millions	2023	2022	$	%	2023	2022	$	%
Revenues
Entertainment	$201.9	$194.6	$7.3	4%	$705.5	$476.4	$229.0	48%
MSG Networks	161.4	167.6	(6.1)	(4)%	442.8	469.0	(26.2)	(6)%
Other(2)	—	(9.6)	9.6	100%	(8.8)	(17.0)	8.2	48%

Total Revenues	$363.3	$352.5	$10.8	3%	$1,139.5	$928.4	$211.1	23%
Operating Income (Loss)
Entertainment	$(81.1)	$(44.8)	$(36.3)	(81)%	$(119.9)	$(172.8)	$52.9	31%
MSG Networks	10.4	45.9	(35.5)	(77)%	62.9	104.3	(41.5)	(40)%
Other(2)	0.4	(0.3)	0.7	NM	0.7	(0.9)	1.6	NM

Total Operating Income (Loss)	$(70.3)	$0.9	$(71.1)	NM	$(56.4)	$(69.4)	$13.0	19%
Adjusted Operating Income (Loss)
Entertainment	$(39.3)	$(12.3)	$(27.0)	NM	$(20.7)	$(71.7)	$51.1	71%
MSG Networks	58.3	50.8	7.5	15%	130.5	150.5	(19.9)	(13)%
Other(2)	0.4	(0.1)	0.5	NM	1.3	(0.4)	1.7	NM

Total Adjusted Operating Income	$19.4	$38.5	$(19.0)	(49)%	$111.2	$78.3	$32.8	42%

Note: Amounts may not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2023 third quarter, the Entertainment segment generated revenues of $201.9 million, an increase of $7.3 million, or 4%, as compared to the prior year period. Revenues related to the Company’s arena license agreements with the Knicks and Rangers increased $11.7 million. This included a $10.1 million increase in revenues subject to the sharing of economics with Madison Square Garden Sports Corp. (“MSG Sports”), primarily reflecting higher food, beverage and merchandise sales and higher suite license fees revenues at Knicks and Rangers games. Revenues from the presentation of the Christmas Spectacular production increased $3.5 million, which reflected seven performances during the current year quarter as compared to no performances in the prior year quarter. The increase in revenues was partially offset by a decrease in advertising sales commissions of $9.6 million in the current year period due to the termination of MSG Networks’ advertising sales representation agreement.

Fiscal 2023 third quarter direct operating expenses of $120.8 million increased $10.1 million, or 9%, as compared to the prior year quarter. Expenses associated with the sharing of economics with MSG Sports pursuant to the arena license agreements increased $4.5 million, reflecting the increase in related revenues, while direct operating expenses also included $4.4 million associated with the Company’s Sphere initiative.

Fiscal 2023 third quarter selling, general and administrative expenses of $120.3 million increased $24.1 million, or 25%, as compared with the prior year quarter. This increase primarily reflected higher professional fees of $11.4 million, mainly due to costs related to the Company’s spin-off of its live entertainment business, as well as higher employee compensation and related benefits of $8.0 million and other general administrative expenses of $4.7 million, both primarily due to the Company’s Sphere initiative.

Fiscal 2023 third quarter operating loss of $81.1 million increased by $36.3 million and adjusted operating loss of $39.3 million increased by $27.0 million, both as compared to the prior year period. The increases in operating loss and adjusted operating loss were primarily due to higher selling, general and administrative expenses and, to a lesser extent, higher direct operating expenses, partially offset by the increase in revenues. The increase in operating loss also reflected the impact of higher restructuring charges in the current year period.

MSG Networks

For the fiscal 2023 third quarter, the MSG Networks segment generated revenues of $161.4 million, a decrease of $6.1 million, or 4%, as compared to the prior year period. Affiliation fee revenue decreased $11.1 million, primarily due to a decrease in subscribers of approximately 10%, partially offset by the impact of higher affiliation rates in the current year quarter. Advertising revenue increased $4.5 million, primarily reflecting higher advertising sales related to professional sports telecasts due to a higher number of live telecasts and an increase in per-game advertising sales as compared to the prior year period, as well as higher sales related to MSG Networks’ non-ratings-based advertising initiatives.

Fiscal 2023 third quarter direct operating expenses of $89.3 million increased $2.1 million, or 2%, as compared to the prior year quarter, primarily due to higher rights fees expense of $2.5 million, which mainly reflects annual contractual rate increases in the current year period.

Fiscal 2023 third quarter selling, general and administrative expenses of $60.1 million increased $27.8 million, or 86%, as compared to the prior year quarter. This mainly reflects a $44.6 million net increase in expenses, primarily litigation-related, associated with the Company’s acquisition of MSG Networks. This was partially offset by net lower advertising sales commission expenses of $8.3 million in the current year period due to the termination of MSG Networks’ advertising sales representation agreement, lower advertising and marketing expenses of $5.0 million, lower employee compensation and related benefits of $1.3 million and other cost decreases.

Fiscal 2023 third quarter operating income of $10.4 million decreased $35.5 million, or 77%, as compared to the prior year quarter, primarily due to the increase in selling, general and administrative expenses (including merger and acquisition-related costs), and, to a lesser extent, the decrease in revenues and the increase in direct operating expenses. Adjusted operating income of $58.3 million increased $7.5 million, or 15%, as compared to the prior year quarter, primarily due to the decrease in selling, general and administrative expenses (excluding merger and acquisition-related costs), partially offset by the decrease in revenues and increase in direct operating expenses.

Other Matters

The Company continues to make significant progress in its final phases of construction of Sphere in Las Vegas. This includes completing LED installation on the Exosphere earlier in the third quarter, and the interior LED display plane this month, while continuing to build out the venue’s interior spaces, including the suites and hospitality areas. Global rock band U2 will open the venue on September 29th with the start of its five-week, 17-show run. “Sphere Experiences,” one of the core content categories to be featured at Sphere, will debut to the public on October 6th with Postcard from Earth. Tickets are now on sale for this first-of-its-kind immersive production, which will run multiple times per day, year-round and is designed to utilize the full breadth of the venue’s next-generation technologies. And in mid-November, Formula 1 will have a multi-day takeover of Sphere for its inaugural Las Vegas Grand Prix.

As construction nears completion of Sphere in Las Vegas, the Company has adjusted its construction cost estimate, inclusive of core technology and soft costs, to approximately $2.3 billion, from its prior estimate of $2.175 billion, with the increase primarily reflecting the overall complexity of the project. Actual construction costs paid through May 9, 2023 were approximately $2.08 billion, which was net of $65 million received from The Venetian Resort.

As of May 9, 2023, the Company had over $230 million in unrestricted cash and cash equivalents, including proceeds from the sale of Tao Group Hospitality, and full availability under its $65 million delayed draw term loan facility with Madison Square Garden Entertainment Corp. In addition, the Company owns approximately 17 million shares of Class A common stock (equivalent to an approximately 33% economic interest) of Madison Square Garden Entertainment Corp., which had a fair market value of approximately $575 million as of May 9, 2023.

About Sphere Entertainment Co.

Sphere Entertainment Co. is a premier live entertainment and media company. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere venue is currently under construction in Las Vegas. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a companion streaming service, MSG GO, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, (vi) merger and acquisition-related costs, including litigation expenses, (vii) gains or losses on sales or dispositions of businesses and associated settlements, (viii) the impact of purchase accounting adjustments related to business acquisitions, and (ix) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan (which was established in November 2021). We believe that given the length of the arena license agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We believe that this adjustment is beneficial for other incremental reasons as well. This adjustment provides senior management, investors and analysts with important information regarding a long-term related party agreement with MSG Sports. In addition, this adjustment is included under the Company’s debt covenant compliance calculations and is a component of the performance measures used to evaluate, and compensate, senior management of the Company. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan (which was established in November 2021), provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA

Investor Relations and Financial Communications

(212) 465-6072

Justin Blaber

Financial Communications

(212) 465-6109

Grace Kaminer

Investor Relations

(212) 631-5076

SPHERE ENTERTAINMENT CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Revenues	$363,297	$352,534	$1,139,492	$928,442
Direct operating expenses	(210,141)	(197,967)	(658,935)	(536,076)
Selling, general and administrative expenses	(179,870)	(118,788)	(442,054)	(384,280)
Depreciation and amortization	(22,999)	(20,463)	(68,090)	(63,050)
Impairment and other (losses) gains, net	(51)	245	7,361	245
Restructuring charges	(20,498)	(14,690)	(34,180)	(14,690)

Operating (loss) income	(70,262)	871	(56,406)	(69,409)
Interest income	2,640	767	10,161	2,311
Interest expense	—	(5,528)	—	(22,051)
Other income (expense), net	4,994	(10,052)	1,939	(32,304)

Loss from continuing operations before income taxes	(62,628)	(13,942)	(44,306)	(121,453)
Income tax benefit (expense)	8,649	(6,349)	4,717	10,112

Loss from continuing operations	(53,979)	(20,291)	(39,589)	(111,341)
(Loss) income from discontinued operations, net of taxes	(4,576)	985	7,548	20,399

Net loss	(58,555)	(19,306)	(32,041)	(90,942)
Less: Net loss attributable to nonredeemable noncontrolling interests from continuing operations	—	(212)	(554)	(579)
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	(216)	(1,161)	(128)	(323)
Less: Net (loss) income attributable to redeemable noncontrolling interests from discontinued operations	(1,492)	(442)	2,661	4,412

Net loss attributable to Sphere Entertainment Co.’s stockholders	$(56,847)	$(17,491)	$(34,020)	$(94,452)

Basic and diluted (loss) earnings per common share
Continuing operations	$(1.55)	$(0.59)	$(1.13)	$(3.24)
Discontinued operations	$(0.09)	$0.08	$0.15	$0.48

Basic and diluted loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(1.64)	$(0.51)	$(0.98)	$(2.76)
Basic and Diluted weighted-average number of common shares outstanding	34,727	34,320	34,604	34,230

SPHERE ENTERTAINMENT CO.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the arena license agreements with MSG Sports.
•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, Sphere Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
•	Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.
•	Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including litigation expenses, in all periods.
•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

•

Remeasurement of deferred compensation liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Operating (loss) income	$(70,262)	$871	$(56,406)	$(69,409)
Non-cash portion of arena license fees from MSG Sports(1)	(12,149)	(12,073)	(25,078)	(23,962)
Share-based compensation	10,899	12,157	39,846	51,987
Depreciation and amortization(2)	22,999	20,463	68,090	63,050
Restructuring charges	20,498	14,690	34,180	14,690
Impairment and other (losses) gains, net	51	(245)	(7,361)	(245)
Merger and acquisition related costs, net of insurance recovery	47,041	2,513	57,179	42,036
Amortization for capitalized cloud computing costs	228	81	584	176
Remeasurement of deferred compensation plan liabilities	126	$—	132	—

Adjusted operating income	$19,431	$38,457	$111,166	$78,323

(1)

This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $19,014 and $39,234 of revenue collected in cash for the three and nine months ended March 31, 2023, respectively, and $17,543 and $34,836, for the three and nine months ended March 31, 2022, respectively, and (ii) a non-cash portion of $12,149 and $25,078 for the three and nine months ended March 31, 2023, respectively, and $12,073 and $23,962, for the three and nine months ended March 31, 2022, respectively.

(2)	Includes depreciation and amortization related to purchase accounting adjustments.

SPHERE ENTERTAINMENT CO.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31, 2023
	Entertainment	MSG Networks	Other(1)	Total
Revenues	$201,861	$161,436	$—	$363,297
Direct operating expenses	(120,835)	(89,251)	(55)	(210,141)
Selling, general and administrative expenses	(120,307)	(60,052)	489	(179,870)
Depreciation and amortization	(21,310)	(1,689)	—	(22,999)
Impairment and other losses, net	(51)	—	—	(51)
Restructuring charges	(20,498)	—	—	(20,498)

Operating (loss) income	$(81,140)	$10,444	$434	$(70,262)
Reconciliation to adjusted operating (loss) income:
Non-cash portion of arena license fees from MSG Sports(2)	(12,149)	—	—	(12,149)
Share-based compensation	10,259	640	—	10,899
Depreciation and amortization	21,310	1,689	—	22,999
Restructuring charges	20,498	—	—	20,498
Impairment and other losses, net	51	—	—	51
Merger and acquisition related costs, net of insurance recovery	1,528	45,513	—	47,041
Amortization for capitalized cloud computing costs	185	43	—	228
Remeasurement of deferred compensation plan liabilities	126	—	—	126

Adjusted operating (loss) income	$(39,332)	$58,329	$434	$19,431

	Three Months Ended March 31, 2022
	Entertainment	MSG Networks	Other(1)	Total
Revenues	$194,585	$167,569	$(9,620)	$352,534
Direct operating expenses	(110,688)	(87,174)	(105)	(197,967)
Selling, general and administrative expenses	(96,198)	(32,237)	9,647	(118,788)
Depreciation and amortization	(18,522)	(1,764)	(177)	(20,463)
Impairment and other gains, net	245	—	—	245
Restructuring charges	(14,238)	(452)	—	(14,690)

Operating (loss) income	$(44,816)	$45,942	$(255)	$871
Reconciliation to adjusted operating (loss) income:
Non-cash portion of arena license fees from MSG Sports(2)	(12,073)	—	—	(12,073)
Share-based compensation	10,399	1,758	—	12,157
Depreciation and amortization	18,522	1,764	177	20,463
Restructuring charges	14,238	452	—	14,690
Impairment and other gains, net	(245)	—	—	(245)
Merger and acquisition related costs, net of insurance recovery	1,647	866	—	2,513
Amortization for capitalized cloud computing costs	38	43	—	81

Adjusted operating (loss) income	$(12,290)	$50,825	$(78)	$38,457

SPHERE ENTERTAINMENT CO.

	Nine Months Ended March 31, 2023
	Entertainment	MSG Networks	Other(1)	Total
Revenues	$705,481	$442,813	$(8,802)	$1,139,492
Direct operating expenses	(403,642)	(255,071)	(222)	(658,935)
Selling, general and administrative expenses	(336,421)	(115,951)	10,318	(442,054)
Depreciation and amortization	(62,514)	(4,944)	(632)	(68,090)
Impairment and other gains, net	7,361	—	—	7,361
Restructuring charges	(30,192)	(3,988)	—	(34,180)

Operating (loss) income	$(119,927)	$62,859	$662	$(56,406)
Reconciliation to adjusted operating (loss) income:
Non-cash portion of arena license fees from MSG Sports(2)	(25,078)	—	—	(25,078)
Share-based compensation	34,204	5,642	—	39,846
Depreciation and amortization	62,514	4,944	632	68,090
Restructuring charges	30,192	3,988	—	34,180
Impairment and other gains, net	(7,361)	—	—	(7,361)
Merger and acquisition related costs, net of insurance recovery	4,221	52,958	—	57,179
Amortization for capitalized cloud computing costs	453	131	—	584
Remeasurement of deferred compensation plan liabilities	132	—	—	132

Adjusted operating (loss) income	$(20,650)	$130,522	$1,294	$111,166

	Nine Months Ended March 31, 2022
	Entertainment	MSG Networks	Other(1)	Total
Revenues	$476,434	$469,023	$(17,015)	$928,442
Direct operating expenses	(294,333)	(241,521)	(222)	(536,076)
Selling, general and administrative expenses	(283,715)	(117,404)	16,839	(384,280)
Depreciation and amortization	(57,202)	(5,317)	(531)	(63,050)
Impairment and other gains, net	245	—	—	245
Restructuring charges	(14,238)	(452)	—	(14,690)

Operating (loss) income	$(172,809)	$104,329	$(929)	$(69,409)
Reconciliation to adjusted operating (loss) income:
Non-cash portion of arena license fees from MSG Sports(2)	(23,962)	—	—	(23,962)
Share-based compensation	36,697	15,290	—	51,987
Depreciation and amortization	57,202	5,317	531	63,050
Restructuring charges	14,238	452	—	14,690
Impairment and other gains, net	(245)	—	—	(245)
Merger and acquisition related costs, net of insurance recovery	17,095	24,941	—	42,036
Amortization for capitalized cloud computing costs	45	131	—	176

Adjusted operating (loss) income	$(71,739)	$150,460	$(398)	$78,323

(1)	Includes inter-segment eliminations and, for operating (loss) income, purchase accounting adjustments.
(2)

This adjustment represents the non-cash portion of operating lease revenue related to the Company’s Arena License Agreements with MSG Sports. Pursuant to GAAP, recognition of operating lease revenue is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease revenue is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Operating income on a GAAP basis includes lease income of (i) $19,014 and $39,234 of revenue collected in cash for the three and nine months ended March 31, 2023, respectively, and $17,543 and $34,836, for the three and six months ended March 31, 2022, respectively, and (ii) a non-cash portion of $12,149 and $25,078 for the three and nine months ended March 31, 2023, respectively, and $12,073 and $23,962, for the three and nine months ended March 31, 2022, respectively.

SPHERE ENTERTAINMENT CO.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2023	June 30, 2022
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$327,245	$822,885
Accounts receivable, net	214,443	188,012
Prepaid expenses and other current assets	145,838	135,671
Current assets (Held for Sale)	502,567	72,088

Total current assets	1,190,093	1,218,656
Non-Current Assets:
Property and equipment, net	3,690,234	2,853,656
Right-of-use lease assets	339,601	337,305
Goodwill	498,817	498,817
Intangible assets, net	82,490	86,464
Other non-current assets	248,246	173,298
Non-current assets (Held for Sale)	—	400,430

Total assets	$6,049,481	$5,568,626

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities	$699,769	$529,083
Current portion of long-term debt	98,750	74,762
Operating lease liabilities, current	46,086	45,559
Deferred revenue	265,611	208,895
Current liabilities (Held for Sale)	289,817	102,801

Total current liabilities	1,400,033	961,100
Non-Current Liabilities:
Long-term debt, net of deferred financing costs	1,781,748	1,584,446
Operating lease liabilities, non-current	342,629	338,534
Deferred tax liabilities, net	209,742	209,907
Other non-current liabilities	142,531	144,103
Non-current liabilities (Held for Sale)	—	170,960

Total liabilities	3,876,683	3,409,050

Redeemable noncontrolling interests	138,812	184,192
Equity:
Class A Common Stock(1)	277	273
Class B Common Stock(2)	69	69
Additional paid-in capital	2,391,409	2,301,970
Accumulated deficit	(324,756)	(290,736)
Accumulated other comprehensive loss	(46,439)	(48,355)

Total Sphere Entertainment Co. stockholders’ equity	2,020,560	1,963,221
Nonredeemable noncontrolling interests	13,426	12,163

Total equity	2,033,986	1,975,384

Total liabilities, redeemable noncontrolling interests and equity	$6,049,481	$5,568,626

(1)	Class A Common stock, par value $0.01, 120,000 shares authorized; 27,692 and 27,368 shares outstanding as of March 31, 2023 and June 30, 2022, respectively.
(2)	Class B Common stock, par value $0.01, 30,000 shares authorized; 6,867 shares outstanding as of March 31, 2023 and June 30, 2022.

SPHERE ENTERTAINMENT CO.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Nine Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$137,824	$106,201
Net cash used in investing activities	(825,484)	(547,926)
Net cash provided by (used in) financing activities	200,485	(77,520)
Effect of exchange rates on cash, cash equivalents and restricted cash	(729)	22

Net decrease in cash, cash equivalents and restricted cash	(487,904)	(519,223)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	822,885	1,508,174
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	23,125	31,802

Cash, cash equivalents and restricted cash at beginning of period	846,010	1,539,976
Cash, cash equivalents and restricted cash from continuing operations, end of period	327,245	987,922
Cash, cash equivalents and restricted cash from discontinued operations, end of period	30,861	32,831

Cash, cash equivalents and restricted cash at end of period	$358,106	$1,020,753